Exhibit 99.1

Tucows Chief Financial Officer Michael Cooperman to Retire

– Dave Singh appointed CFO effective April 1 -

TORONTO, March 17, 2017 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, announced today that Michael Cooperman, 65, will retire as Chief Financial Officer effective April 1, 2017 following 18-years of service with the Company. Cooperman will remain with the Company in a senior advisory role to ensure a seamless transition.

Tucows’ Board of Directors today appointed Dave Singh to succeed Mr. Cooperman as Executive Vice President and Chief Financial Officer. Mr. Singh has served as Vice President Finance at Tucows since February 2016.

“Mike and I have had a strong and fruitful working relationship for a number of years,” said Tucows President and CEO, Elliot Noss. “When Mike started in 1999, the goal was to see if we could monetize shareware distribution. Last month, we purchased an $80 million company and laid miles of optical fiber. We simply could not have had the success we have had without him. I am forever grateful for his partnership, wisdom and grit and for helping and supporting me when I most needed it.”

Noss added, “I am also very grateful that Mike has made it his responsibility to hand-pick, train and oversee his successor. As a result, we enter the Dave Singh era with the same confidence we have enjoyed for the past 18 years.”

“My career at Tucows has been a rewarding and enriching experience,” said Mike Cooperman, Tucows outgoing CFO. “The Company is in a strong position to continue growing and driving value for investors, and I am confident that Dave will continue to build on this momentum as CFO.”

Mr. Singh, 42, will report to Mr. Noss as Tucows CFO. Prior to joining Tucows, Mr. Singh spent eight years at KPMG in Vancouver, primarily focused on public company audits in the technology field. After KPMG, Mr. Singh joined TELUS and held a number of progressive roles, including Director of TELUS Financial Reporting and Analysis, Director of Retail and most recently CFO of TELUS International, TELUS’ outsourcing division.

Mr. Singh is a Chartered Professional Accountant with the Institute of Chartered Professional Accountants of BC. He is a graduate of the Transportation and Logistics Management program from the Sauder School of Business at the University of British Columbia and holds a joint Executive MBA from Schulich School of Business and Northwestern University.

About Tucows

Tucows is a provider of network access, domain names and other Internet services. Ting (https://ting.com) delivers mobile phone service and fixed Internet access with outstanding customer support. OpenSRS (http://opensrs.com) and Enom (http://www.enom.com) manage a combined 29 million domain names and millions of value-added services through a global reseller network of over 40,000 web hosts and ISPs. Hover (http://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (http://tucows.com).

TUCOWS® is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Contact:

Conrad Seguin

NATIONAL Equicom

(416) 586-1951

cseguin@national.ca